                            SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ____)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary  Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive  Proxy Statement
[ ]   Definitive  Additional  Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                        Provident Bankshares Corporation
         --------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 Paul M. Aguggia, Muldoon, Murphy & Faucette LLP
     -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1)   Title of each class of securities to which transaction applies:
           ................................................................
      2)   Aggregate number of securities to which transaction applies:
           ................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           ................................................................
      4)   Proposed maximum aggregate value of transaction:
           ................................................................

      5)   Total fee paid:

           ................................................................

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ............................................
      2)    Form, Schedule or Registration Statement No.:
            ............................................
      3)    Filing Party:
            ............................................
      4)    Date Filed:
            ............................................

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 19, 2000


TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Provident Bankshares Corporation ("Bankshares") will be held on Wednesday, April 19, 2000, at 10:00 a.m. local time, at the offices of Bankshares, 114 East Lexington Street, Baltimore, Maryland 21202, for the following purposes:

      (1)   To elect five directors;

      (2) To approve the selection of PricewaterhouseCoopers LLP as independent auditors for 2000;

      (3) To act on a shareholder proposal, opposed by the Board of Directors, as set forth in this Proxy Statement, if presented to the meeting; and

      (4) To transact any other business that may properly come before the meeting, and at any adjournments thereof, including whether or not to adjourn the meeting.

      Only those holders of record of common stock as of the close of business on February 21, 2000, are entitled to notice of and to vote at the 2000 Annual Meeting of Stockholders and any adjournments or postponements thereof.

      Please sign, date and mail the accompanying proxy in the enclosed, self-addressed envelope, whether or not you expect to attend the meeting in person. You may withdraw your proxy at the meeting should you be present and desire to vote your shares in person. Your cooperation is respectfully requested.

                                          By Order of the Board of Directors

                                          /s/ Peter M. Martin

                                          PETER M. MARTIN
                                          Chairman of the Board, President
                                             and Chief Executive Officer

March 6, 2000

                        PROVIDENT BANKSHARES CORPORATION
                            114 EAST LEXINGTON STREET
                            BALTIMORE, MARYLAND 21202

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES

      This Proxy Statement is being mailed on or about March 6, 2000, to the stockholders of Provident Bankshares Corporation ("Bankshares") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Wednesday, April 19, 2000, at 10:00 a.m. local time, and at any adjournments or postponements thereof, at the offices of Bankshares, 114 East Lexington Street, Baltimore, Maryland 21202.

      The Board of Directors has selected Dennis A. Starliper and Robert L. Davis, or either of them, to act as proxies with full power of substitution. Any stockholder giving the enclosed proxy may revoke it at any time prior to its exercise by giving the Secretary of Bankshares a signed instrument revoking the proxy or a signed proxy of a later date. If no instructions are specified in the proxy, it is the intention of the persons named therein to vote FOR the election of the nominees named herein as directors of Bankshares, FOR the ratification of PricewaterhouseCoopers LLP and AGAINST the stockholder proposal as discussed herein. Execution of a proxy confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting, including without limitation, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies.

                            EXPENSES OF SOLICITATION

      The cost of the solicitation of proxies will be borne by Bankshares. In addition to the use of the mails, Innisfree M&A Incorporated, a proxy solicitation firm, will assist Bankshares in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $10,000, plus out-of-pocket expenses. Proxies may also be solicited personally, or by telephone or telegraph, by officers, directors and regular employees of Bankshares or of Provident Bank (the "Bank"), none of whom will receive additional compensation for such services. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to customers who have a beneficial interest in the common stock of Bankshares registered in names of nominees.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      Stockholders are entitled to one vote for each share of common stock, par value $1.00 per share (the "common stock") registered in their names on the stock transfer books of Bankshares at the close of business on February 21, 2000, the record date fixed by the Board of Directors. At February 21, 2000, a total of 25,532,918 shares of common stock were outstanding.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of common stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the SEC, in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of Bankshares' common stock as of the Record Date.


                                                         Amount and
                                                         Nature of
                          Name and Address               Beneficial        Percent
Title of Class           of Beneficial Owner             Ownership         of Class
---------------    -------------------------------    ----------------    ----------
Common Stock       Jerry Zucker                          1,370,238(1)        5.40%
                   Jerry Shearer
                   Mid-Atlantic Investors
                   Mid-Atlantic Partners, L.P.
                   Shearer Enterprises, L.P.
                   P.O. Box 7574
                   Columbia, South Carolina 29202

(1) Based on information disclosed by the group of reporting persons set forth above in a Schedule 13D filed with the SEC on February 14, 2000.


                     PROPOSALS TO BE VOTED ON AT THE MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS

      The Board of Directors of Bankshares currently consists of 17 directors. Bankshares' Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with a class of approximately one-third of the directors being elected at each Annual Meeting of Stockholders. The terms of five directors of Bankshares will expire at the time of the Annual Meeting of Stockholders. The positions of these five directors are to be filled at the Annual Meeting of Stockholders. Therefore, five incumbent directors have been nominated to be elected to hold office until the 2003 Annual Meeting of Stockholders or until their respective successors are elected and qualified or until their earlier resignation or removal. The nominees are Dr. Calvin W. Burnett, Pierce B. Dunn, Mark K.
Joseph, Peter M. Martin and Sheila K. Riggs.

      Bankshares' amended and restated Bylaws provide that the term of office of a director of Bankshares shall expire upon the date of the annual meeting of stockholders immediately following the date on which the director reaches 70 years of age unless the Board of Directors of Bankshares shall determine otherwise. The Board of Directors of Bankshares has determined that Herbert W. Jorgensen remain as a Bankshares director, notwithstanding that he is 71 years of age.

      The proxies solicited hereby, unless directed to the contrary, will be voted FOR the election as directors of all five nominees listed in the following table. In order to be elected, a majority of the shares present at a meeting of stockholders, duly called and at which a quorum is present, must be voted FOR the election of each nominee. Each nominee has consented to serve as a director, if elected. The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director but, if for any reason any nominee is not willing or able to serve as a director, the accompanying proxy will be voted FOR a substitute nominee chosen by the Board of Directors.

INFORMATION CONCERNING NOMINEES

      The following table presents information concerning persons nominated by the Board of Directors for election as directors of Bankshares to serve until the 2003 Annual Meeting of Stockholders or until their successors have been elected and qualified or until their earlier resignation or removal. Except as indicated, the nominees have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.


                               AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS              BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1999 (PERCENTAGE OF CLASS)(#)
-----------------------------  -------------------------------------------------------------------------------------
Dr. Calvin W. Burnett........   Dr. Burnett, age 67, has been a director of the Bank since 1984 and of
                                Bankshares since its organization in 1987.  He is President of Coppin
                                State College, Baltimore, Maryland, and serves as Chairperson of
                                Bankshares' Nominating Committee.
                                11,433 shares (*)(1)

Pierce B. Dunn...............   Mr. Dunn, age 49, has been a director of the Bank since 1988 and of
                                Bankshares since its organization.  He is Chairman of the Board of
                                MIRCON, Inc., an environmental and engineering company.
                                51,697 shares(*)(2)

Mark K. Joseph...............   Mr. Joseph, age 61, has been a director of the Bank and Bankshares since 1993.  He is Chairman and Chief Executive Officer of Municipal
                                Mortgage and Equity, LLC, a lender which invests in real estate backed tax exempt bonds.  Mr. Joseph is also Chairman of the Board and founder of The Shelter Group, a real estate development, property and asset management company.  Mr. Joseph serves as Chairperson of
                                Bankshares' Audit Committee.
                                24,344 shares (*)(3)

Peter M. Martin..............   Mr. Martin, age 62, Chairman of the Board, President and Chief
                                Executive Officer of Bankshares and the Bank, has been employed by
                                Bankshares and the Bank since 1990.  He became a director of the Bank and Bankshares in 1990.
                                358,877 shares (1.2%)(4)

Sheila K. Riggs..............   Mrs. Riggs, age 56, has been a director of the Bank since 1982 and of
                                Bankshares since its organization.  Mrs. Riggs is the Chairman of the
                                Maryland Health and Higher Education Facilities Authority, which issues bonds to finance health care and higher education facilities.  Mrs.
                                Riggs serves as Chairperson of Bankshares' Compensation Committee.
                                54,509 shares (*)(5)

                                         3

     INFORMATION CONCERNING CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICER

      The following table presents information concerning directors of Bankshares whose terms of office will continue after the 2000 Annual Meeting of Stockholders and Named Executive Officers who are not directors of Bankshares. As indicated, some directors will serve until the 2001 Annual Meeting of Stockholders, and other directors will serve until the 2002 Annual Meeting of Stockholders. Except as indicated, the directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

                               AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS              BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1999 (PERCENTAGE OF CLASS)(#)
-----------------------------  -------------------------------------------------------------------------------------

DIRECTORS SERVING UNTIL
2001

Robert B. Barnhill, Jr.......  Mr. Barnhill, age 55, has been a director of the Bank and Bankshares since 1992.  He is Chairman, Chief Executive Officer and founder of
                               TESSCO Technologies, Incorporated, a supplier to the wireless communication industry.
                               14,154 shares (*)(3)

Melvin A. Bilal..............  Mr. Bilal, age 57, has been a director of the Bank and Bankshares since
                               1992.  He is with Chapman Worldwide Financial Services.  Previously, he was the owner and Managing Executive of the Bilal Group, Inc., a provider of long and short term staffing needs. Prior to this position, he was President and founder of Security America Services, Inc., a security consulting firm.
                               12,080 shares (*)(3)

Ward B. Coe, III, Esquire....  Mr. Coe, age 54, has been a director of the Bank and Bankshares since
                               1997.  He is Managing Partner of the law firm of Whiteford, Taylor &
                               Preston, LLP.
                               11,414 shares (*)(6)

Frederick W. Meier, Jr.......  Mr. Meier, age 56, has been a director of the Bank and Bankshares since 1997.  He is President of Lord Baltimore Capital Corp., formerly
                               ATAPCO Capital Management Group.  Prior to being elected to this position in 1996, he was an Executive Vice President of First National
                               Bank of Maryland and First Maryland Bancorp.
                               13,565 shares (*)(6)

Sister Rosemarie Nassif......  Sister Nassif, age 58, has been a director of the Bank and Bankshares since 1992.  She is the President of Holy Names College, Oakland,
                               California.  Previously, she was Executive Director of the Fund for
                               Educational Excellence.  Prior to this position, she was President of the
                               College of Notre Dame of Maryland.
                               11,936 shares (*)(7)



                               AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS              BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1999 (PERCENTAGE OF CLASS)(#)
-----------------------------  -------------------------------------------------------------------------------------

DIRECTORS SERVING UNTIL
2002

Thomas S. Bozzuto............   Mr. Bozzuto, age 53, has been a director of the Bank and Bankshares since 1998.  He is the Chief Executive Officer of The Bozzuto Group,
                                a full-service residential company located in Greenbelt, Maryland.
                                9,944 shares (*)(8)

Charles W. Cole, Jr..........   Mr. Cole, age 64, has been a director of the Bank and Bankshares since
                                1995.  Mr. Cole is Chairman of the Board of Legg Mason Trust.
                                Previously, he was Vice Chairman of the Board and Managing Director
                                of Brown Investment Advisory and Trust Co., an investment advisory and trust company.  Prior to this position he was the President and
                                Chief Executive Officer of First Maryland Bancorp and the First
                                National Bank of Maryland.
                                14,628 shares (*)(9)

Barbara B. Lucas.............   Ms. Lucas, age 54, is Senior Vice President and Corporate Secretary of
                                The Black & Decker Corporation.  She has been a director of the Bank and Bankshares since 1996.
                                13,735 shares (*)(10)

Francis G. Riggs.............   Mr. Riggs, age 62, has been a director of the Bank since 1972 and of
                                Bankshares since its organization.  Mr. Riggs is an Executive Vice
                                President and director of Riggs, Counselman, Michaels & Downes,
                                Inc., an insurance brokerage company.
                                88,680 shares (*)(11)

Carl W. Stearn...............   Mr. Stearn, age 67, served as Chairman of the Board and Chief
                                Executive Officer of Bankshares and the Bank prior to
                                his retirement on April 15, 1998. He became a director
                                of Bankshares and the Bank in 1990. Mr. Stearn serves
                                as Chairperson of Bankshares' Executive
                                Committee.
                                257,182 shares (1%)(12)

Enos K. Fry..................   Mr. Fry, age 56, has been Group Manager - Washington Metro Area, of the Bank since 1997.  Prior to joining the Bank, he served in various executive capacities with Citizens Savings Bank, F.S.B. ("Citizens
                                Savings"), including President, Director, and Vice Chairman of the
                                Board, until Citizens Savings was acquired by the Bank in 1997.
                                129,805 shares (*)(13)

Herbert W. Jorgensen.........   Mr. Jorgensen, age 71, served as Chairman of the Board and Chief
                                Executive Officer of Citizens Savings from April 1994 until it was acquired by the Bank in August 1997.  Prior to this position, he served as Vice Chairman of the Board of Directors of Citizens Savings.
                                125,712 shares (*)(14)


                               AGE, PRINCIPAL OCCUPATION, POSITION WITH BANKSHARES AND THE BANK, AND
NAME OF DIRECTORS              BENEFICIAL OWNERSHIP OF COMMON STOCK AT DECEMBER 31, 1999 (PERCENTAGE OF CLASS)(#)
-----------------------------  -------------------------------------------------------------------------------------
Gary N. Geisel...............   Mr. Geisel, age 51, joined the Bank in 1997 as Group Manager,
                                Community Banking.  Prior to joining the Bank, he was an executive officer with Citizens Bank of Maryland.  He has been a member of the
                                Bank's Office of the Chairman since its creation in 1999.
                                77,983 shares (*)(15)

John P. Novak................   Mr. Novak, age 53, is Group Manager, Consumer Banking and a
                                member of the Bank's Office of the Chairman.  Previously he served as the Bank's Managing Director, Consumer Lending Division.
                                62,714 shares (*)(16)

Richard J. Oppitz............   Mr. Oppitz, age 53, is Group Manager, Commercial Banking, and a
                                member of the Bank's Office of the Chairman.  Previously, he served as the Bank's Managing Director, Credit Administration Division.
                                70,070 shares (*)(17)

Dennis A. Starliper..........   Mr. Starliper, age 52, was elected Group Manager and Chief Financial
                                Officer during 1999.  Previously, he served as the Bank's Treasurer and
                                Managing Director, Treasury Division.
                                42,163 shares (*)(18)

# Unless otherwise indicated by footnote, each individual has sole voting and dispositive powers as to all shares indicated.
*    Owns less than one percent of the outstanding common stock.
(1) Includes 6,743 shares subject to a currently exercisable stock option and 1,556 shares subject to a stock option not currently exercisable. The remainder of the shares are held directly.
(2) Includes 8,420 shares, subject to a currently exercisable stock option; 3,405 shares subject to a stock option not currently exercisable; 27,105 shares held as trustee; 1,566 shares held as custodian; and 124 shares held by spouse. The remainder of the shares are held directly.
(3) Includes 8,420 shares subject to a currently exercisable stock option and 3,405 shares subject to a stock option not currently exercisable. The remainder of the shares are held directly.
(4) Includes 80,717 shares subject to a currently exercisable stock option; 160,611 shares subject to a stock option not currently exercisable and 7,078 shares held in the Retirement Savings Plan for the benefit of Mr. Martin. The remainder of the shares are held directly.
(5) Includes 5,868 shares subject to a currently exercisable stock option; 3,405 shares subject to a stock option not currently exercisable; and 2,198 shares held as custodian. The remainder of the shares are held directly.
(6) Includes 6,275 shares subject to a currently exercisable stock option and 4,631 shares subject to a stock option not currently exercisable. The remainder of the shares are held directly.
(7) Includes 7,261 shares subject to a currently exercisable stock option and 3,405 shares subject to a stock option not currently exercisable. The remainder of the shares are held directly.
(8) Includes 5,250 shares subject to a currently exercisable stock option; 2,100 shares subject to a stock option not currently exercisable; and 1,050 shares held by spouse. The remainder of the shares are held directly.
(9) Includes 7,143 shares subject to a currently exercisable stock option and 3,405 shares subject to a stock option not currently exercisable. The remainder of the shares are held directly.
(10) Includes 6,725 shares subject to a currently exercisable stock option and 4,631 shares subject to a stock option not currently exercisable. The remainder of the shares are held directly.
(11) Includes 5,868 shares subject to a currently exercisable stock option; 3,405 shares subject to a stock option not currently exercisable; 12,033 shares held as custodian; and 2,898 shares which represent Mr. Riggs beneficial interest in shares owned by Riggs, Counselman, Michaels & Downes, Inc. The remainder of the shares are held directly.
(12) Includes 84,813 shares subject to a currently exercisable stock option; 137,015 shares subject to a stock option not currently exercisable; and 9,826 shares held in the retirement savings plan for the benefit of Mr. Stearn. The remainder of the shares are held directly.
(13) Includes 37,697 shares subject to a currently exercisable stock option; 23,820 shares subject to a stock option not currently exercisable; 6,180 shares held in an IRA for the benefit of Mr. Fry; 9,324 shares held in the Retirement Savings Plan for the benefit of Mr. Fry; 16,573 shares held by spouse; and 1,181 held in an IRA for the benefit of spouse. The remainder of the shares are held directly.
(14) Includes 100,429 shares subject to a currently exercisable stock option; 7,354 shares held in an IRA for the benefit of Mr. Jorgensen; and 3,440 shares held by spouse. The remainder of the shares are directly held.
(15) Includes 40,793 shares subject to a currently exercisable stock option; 33,820 shares subject to a stock option not currently exercisable; and 1,598 shares held in the Retirement Savings Plan for the benefit of Mr. Geisel. The remainder of the shares are held directly.
(16) Includes 25,358 shares subject to a currently exercisable stock option; 33,820 shares subject to a stock option not currently exercisable; and 1,349 shares held in the Retirement Savings Plan for the benefit of Mr. Novak. The remainder of the shares are held directly.
(17) Includes 26,573 shares subject to a currently exercisable stock option; 33,820 shares subject to a stock option not currently exercisable; and 8,997 shares held in the Retirement Savings Plan for the benefit of Mr. Oppitz. The remainder of the shares are held directly.
(18) Includes 18,807 shares subject to a currently exercisable stock option; 10,411 shares subject to a stock option not currently exercisable; and 12,250 shares held in the Retirement Savings Plan for the benefit of Mr. Starliper. The remainder of the shares are held directly.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of December 31, 1999, the number of shares of common stock beneficially owned by all directors and Named Executive Officers of Bankshares and its subsidiaries as a group.

                                                                    AMOUNT AND NATURE(1)
                                                                      OF BENEFICIAL          PERCENT
                                                                        OWNERSHIP            OF CLASS
                                                                  -----------------------  -----------
All directors and executive officers as a group (21 persons).....       1,498,398             ____ %

--------------------
(1) Shares subject to currently exercisable options or exercisable within 60 days that are held by directors and officers are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock beneficially owned by all directors and executive officers as a group.


COMMITTEES

      Bankshares has standing Audit, Compensation and Nominating Committees of the Board of Directors. The members of each of the named committees serve at the discretion of the Board of Directors.

      The Audit Committee (Messrs. Joseph, Barnhill, Coe, Cole, Dunn, Jorgensen and Meier) reviews and reports to the Board of Directors on examinations of the Bank and its subsidiaries by regulatory authorities, recommends independent accountants for appointment by the Boards of Bankshares and the Bank, reviews the scope of the work of the independent accountants and their reports, and reviews the activities and actions of the Bank's internal auditors. The Audit Committee met five (5) times during 1999.

      The Compensation Committee (Mrs. Riggs, Lucas, Sister Nassif and Messrs. Bozzuto, Cole, Dunn and Riggs), reviews and determines salaries and other benefits for executive and senior management of Bankshares and its subsidiaries, reviews and determines employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensatory plans and arrangements. The Compensation Committee met five (5) times during 1999.

      The Nominating Committee (Dr. Burnett, Mrs. Lucas, and Messrs. Bilal, Bozzuto and Coe) nominates persons for election to the Board of Directors of Bankshares and the Bank. The Nominating Committee will consider shareholder recommendations submitted to it in writing in care of Bankshares in accordance with Bankshares Bylaws. The Nominating Committee met one (1) time during 1999.

DIRECTORS' COMPENSATION

      The Board of Directors of Bankshares held twelve (12) meetings during 1999. The Board of Directors of the Bank met twelve (12) times during 1999. All of the directors of Bankshares, excluding Mr. Joseph, attended at least 75% of the total number of Bankshares' board meetings held and committee meetings on which such director served during 1999. Each outside director of Bankshares and the Bank receives an annual retainer of $14,000 for service as director. Each outside director also receives a fee of $750 for attendance at regular or special Board meetings, except that a single fee is paid if Board meetings for Bankshares and the Bank are held on the same day. Finally, outside directors who are members of committees of the Board receive a fee of $750 for attendance at committee meetings, while the chairpersons of such committees receive a fee of $900. Total directors' fees paid by Bankshares and the Bank during 1999 were $392,250.

      The Bank and Bankshares have a deferred compensation plan for outside directors. Each year, a director may elect to defer payment of all or part of the director's fees for that year until the individual ceases to be a director. Interest is earned on the deferred amount at the prime rate. Payment of the deferred amount may be made to the director or to his or her beneficiary. In addition, non-employee directors are eligible to receive options under the Provident Bankshares Corporation Amended and Restated Stock Option Plan (the "Stock Option Plan"). Finally, a Non-Employee Directors' Severance Plan exists which provides that if a director's service is terminated following a "change in control" of Bankshares or the Bank, as defined in the Plan, such director is entitled to receive a payment equal to five times the directors' annual retainer.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as to the extent that Bankshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Recommendations regarding all of the components of the compensation of the Chairman, President and Chief Executive Officer of Bankshares are made by the seven member Compensation Committee of the Board and are approved by the Board of Directors. The Board of Directors did not reject or modify in any material way any of the recommendations of the Compensation Committee during fiscal year 1999. Each member of the Compensation Committee is a non-employee director. The following report has been prepared by the Compensation Committee and addresses the compensation policies of Bankshares for 1999 as they affected Mr. Martin, the Chairman, President and Chief Executive Officer, and other Named Executive Officers.

EXECUTIVE OFFICER COMPENSATION POLICIES AND OBJECTIVES

      The policies and objectives of the Compensation Committee are designed to assist Bankshares and its subsidiaries in attracting and retaining qualified executives, to recognize individual contributions toward the achievement of short-term and long-term performance goals and to closely align the financial interests of the senior managers of Bankshares and its subsidiaries with those of its stockholders. In furtherance of these objectives, Bankshares maintains a compensation program for executive officers which consists of both cash and equity-based compensation. From time to time the Compensation Committee retains independent compensation consultants to work with it on executive compensation matters. The Compensation Committee also has access to competitive data regarding executive compensation levels and practices.

EXECUTIVE COMPENSATION PROGRAMS AND RELATIONSHIP TO PERFORMANCE

      The annual compensation of the Named Executive Officers of Bankshares consists of a base salary and an annual bonus. In the case of Messrs. Martin, Geisel, Novak and Oppitz, this annual bonus is determined under the terms of the Provident Bankshares Corporation Executive Incentive Plan ("EIP") and, in the case of Mr. Starliper, the Group Management Incentive Plan ("GMIP"). The Compensation Committee establishes, on an annual basis, the base salary of the Chief Executive Officer, generally based upon a review of the performance of the Chief Executive Officer during the prior year and competitive data for that position. The Chief Executive Officer recommends to the Compensation Committee a salary level for the other Named Executive Officers based upon a performance review of each executive officer. The Compensation Committee also approves the participation of key executives in the EIP and the GMIP and is responsible for the granting of options under the Stock Option Plan.

EXECUTIVE INCENTIVE PLAN

      Under the EIP, for purposes of establishing incentive awards, three after-tax net income targets for the upcoming year are established: threshold, budget and maximum. Additionally, the Compensation Committee sets a percentage of base salary to be eligible to be received as incentive compensation at each of the threshold, budget and maximum targets. If actual after-tax net income reaches the threshold, budget or maximum targets, participants will automatically receive 75% of the designated percentage of base salary as incentive compensation. The remaining 25% of the award potential is based on individual performance against goals, namely: management of the company with emphasis on development and retention of key personnel; implementation of new initiatives; financial progress in addition to net earnings; and risk management. In the event that actual after-tax net income is less than the threshold after-tax net income target, no incentive compensation is payable. The Compensation Committee reviews the terms of the EIP each year to assure that, in operation, it is furthering the Committee's compensation policy objectives. Incentive compensation earned under the EIP is paid within one month of the end of the fiscal year of the Bank. Payment of all or any part of the incentive compensation earned under the Executive Incentive Plan may be deferred.

GROUP MANAGEMENT INCENTIVE PLAN

      Under the GMIP, for purposes of establishing incentive awards, after-tax net income targets for the upcoming year are established with a threshold and a maximum, based on the annual budget of Bankshares as approved by the Board of Directors. Additionally, the Compensation Committee sets a sliding scale percentage of base salary eligible to be received as incentive compensation. If actual after-tax net income reaches the threshold or maximum targets, Mr. Starliper receives a percentage of base salary as incentive compensation. If the actual after-tax net income is less than the maximum, but greater than the threshold or budgeted after-tax net income targets, the percentage of base salary which may be received as incentive compensation is increased proportionately. The award potential is based on corporate and individual performance goals. In the event that actual after-tax net income is less than the threshold after-tax income target, no incentive compensation is payable. The Compensation Committee reviews the terms of the GMIP each year to assure that, in operation, it is furthering the Committee's compensation policy objectives. Incentive compensation earned under the GMIP is paid within one month of the end of the fiscal year of the Bank. Payment of all or any part of the incentive compensation earned under the GMIP may be deferred.

STOCK OPTION PLAN

      Long-term incentives for the Named Executive Officers are provided through the Stock Option Plan. The Stock Option Plan authorizes the issuance of non-qualified stock options to key officers and certain employees of Bankshares and its subsidiaries. Subject to the general limits prescribed by the Stock Option Plan, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. Although the Compensation Committee's decisions are discretionary and no specific formula is used in the decision making, the number of options granted is based generally upon position level and performance. Through the award of stock options, the objective of aligning the long-range interests of the executive officers with those of the stockholders is met by providing the executive officers with the opportunity to build a meaningful ownership stake in Bankshares.

OTHER COMPENSATION PLANS

      The Named Executive Officers participate in the corporation's health and welfare and qualified retirement plans on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

      In addition to the qualified retirement plans, the Bank maintains a Supplemental Executive Retirement Income Plan ("Supplemental Plan") in which Mr. Martin participates. The Supplemental Plan provides additional benefits to Mr. Martin upon retirement equal to 72.3% of 70% of final pay, reduced by Social Security and the age-65 benefit accrued under the Bank's Pension Plan and then proportionately reduced for less than 25 years of service. The Supplemental Plan is unfunded, so that amounts payable represent unsecured liabilities of the Bank, subject to the claims of secured creditors. The Bank has also purchased four insurance policies on the life of Mr. Martin. Two policies are split-dollar arrangements, subject to collateral assignment agreements. The other two are corporate-owned life insurance policies.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The Compensation Committee set Mr. Martin's base compensation for the fiscal year 1999 at $433,350, which represents a 7% increase over his 1998 base salary. Mr. Martin was appointed Chairman and Chief Executive Officer effective April 15, 1998. Prior to that, he served as President and Chief Operating Officer. In establishing his base salary, the Compensation Committee reviewed Mr. Martin's performance for the prior year and also considered the compensation of chief executive officers of banking organizations in the Baltimore metropolitan area. The increase for 1999 reflects the Compensation Committee's recognition of Mr. Martin's contribution to the successful implementation of measures to improve the efficiency of the Bank, as demonstrated by the earnings growth of Bankshares and increase in the return on and amount of shareholder equity. The budget target for 1999 was exceeded, resulting in a formula and performance driven payout of $216,675.

COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS

      Recommendations regarding the base salary of the other Named Executive Officers are made to the Compensation Committee by the Chief Executive Officer and are either approved or modified by the Compensation Committee. The recommendation as to the salaries of the other Named Executive Officers is based upon a review of his performance during the prior year by the Chief Executive Officer. The Compensation Committee did not reject or modify in any material way any of the recommendations of the Chief Executive Officer concerning the base salary of the other Named Executive Officers for 1999.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE PROVIDENT BANKSHARES CORPORATION BOARD OF DIRECTORS.

SHEILA K. RIGGS (CHAIRPERSON)
THOMAS S. BOZZUTO
CHARLES W. COLE, JR.
PIERCE B. DUNN
BARBARA B. LUCAS
SISTER ROSEMARIE NASSIF
FRANCIS G. RIGGS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth the compensation paid or allocated for services rendered to Bankshares and the Bank in all capacities during the years ended December 31, 1999, 1998 and 1997 (i) to the current Chairman, President and Chief Executive Officer of Bankshares; (ii) to the four other members of executive management whose 1999 compensation exceeded $100,000 and (iii) a former executive officer (collectively hereinafter referred to as the Named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                        ANNUAL COMPENSATION               AWARDS
                                     --------------------------------- -------------
                                                            OTHER       SECURITIES       ALL
                                                            ANNUAL      UNDERLYING      OTHER
                                       SALARY    BONUS   COMPENSATION    OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)       ($)        ($)(4)      SARS(#)(5)     ($)(6)
---------------------------  ------  ---------  -------  -------------  -----------  -------------

Peter M. Martin............   1999    $438,350  $216,675   $ 3,846(4)    50,000(5)    $  72,951(6)
Chairman of the Board,        1998     405,000   121,500     4,358           --          56,527
President and Chief           1997     375,000   112,500     4,823           --          68,150
Executive Officer(1)

Gary N. Geisel(2)..........   1999     226,000    90,400        --       25,000           7,200
Group Manager, Community
Banking

John F. Novak(2)...........   1999     211,000    84,400        --       25,000           7,200
Group Manager, Consumer
Banking

Richard J. Oppitz(2).......   1999     205,000    82,000        --       25,000           7,200
Group Manager, Commercial
Banking

Dennis A. Starliper........   1999     195,000    46,000        --        6,000           7,200
Group Manager and
Chief Financial Officer

James R. Wallis(3).........   1999    $199,000        --        --       15,000           7,200
                              1998     189,000    43,000        --       10,500           7,500
                              1997     180,000    42,000        --           --           7,125

--------------------------------------
(1) The Board of Directors of Bankshares appointed Mr. Martin to serve as Chairman of the Board, President and Chief Executive Officer of Bankshares effective April 15, 1998. Prior to this appointment, Mr. Martin served as President and Chief Operating Officer of Bankshares and the Bank.
(2) Messrs. Geisel, Novak and Oppitz were appointed to the Bank's newly created Office of the Chairman effective July 21, 1999.
(3) In November 1999 and the Board of Directors appointed Mr. Starliper as Group Manager and Chief Financial Officer to replace Mr. Wallis.
(4) Represents grossed-up reimbursement for the tax effect of reportable incremental imputed income for the split dollar insurance agreements.
(5) None of the disclosed options held by the Named Executive Officers are currently exercisable. See "Stock Option Grants."
(6) The amounts shown in this column for the last fiscal year are derived from the following figures: (i) Mr. Martin: $7,200 allocated under the Bank's 401(k) plan, and $65,751 in economic value of Bank-paid split-dollar life insurance premiums; (ii) Messrs. Geisel, Novak, Oppitz, Starliper and
    Wallis: $7,200 allocated under the Bank's 401(k) plan.

CHANGE IN CONTROL AGREEMENTS

      Bankshares and the Bank have entered into Change in Control Agreements with each of the Named Executive Officers. Each Change in Control Agreement (the "Agreement") provides for a 36-month term. Each Agreement provides that commencing on the date of the Agreement's execution, the term of the Agreement will be extended for one day each day until such time as the Board of Directors or the Executive elects not to extend the term of the Agreement by giving written notice to the other party.

       Each Agreement provides that at any time following a "change in control" of Bankshares or the Bank, as defined in the Change in Control Agreements, if Bankshares or the Bank terminates the Executive's employment for any reason other than cause, or if the Executive terminates his employment following demotion, loss of title, office or significant authority, a reduction in annual compensation or benefits, or relocation of the principal place of employment by more than 20 miles following a change in control, the Executive, or in the event of death, the Executive's beneficiary would be entitled to receive a payment equal to 2.99 times the Executive's average annual taxable compensation as reported on Form W-2 with the Internal Revenue Service for the five preceding taxable years or such lesser number of years in the event that the Executive has been employed by Bankshares or the Bank for less than five years. Bankshares and the Bank will also continue the Executive's life, medical, and disability coverage. Such coverage shall cease upon the expiration of 36 full calendar months following the date of termination or the date the Executive secures comparable employment by an employer other than Bankshares or the Bank, whichever comes first. If the Executive voluntarily resigns from Bankshares or the Bank within one year following a change in control, but prior to an event of termination described above, the Executive would be entitled to receive a payout equal to six (6) times his then current monthly taxable compensation. Payments to the Executive under the Bank's change in control agreements will be guaranteed by Bankshares in the event that payments or benefits are not paid by the Bank.

      Payments and benefits under the Change in Control Agreements may constitute an excess parachute payment under Section 280G of the Internal Revenue Code, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amount to Bankshares and the Bank.

STOCK OPTION GRANTS

      As discussed above and as an inducement to attract and retain qualified managers and employees, Bankshares maintains the Stock Option Plan. The following table lists all grants of options under the Stock Option Plan to the Named Executive Officers for 1999 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option. However, none of the options discussed in the following table as granted to Messrs. Geisel, Novak and Oppitz become vested and exercisable until and unless the stock of Bankshares attains a market value of at least $30.00 per share and sustains such market value for a period of at least 21 calendar days during the term of the option. During 1999, 473,900 shares subject to options were granted to 144 persons.


                       OPTIONS GRANTS IN LAST FISCAL YEAR


                                                                                  POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                                                                       STOCK PRICE
                                                                                    APPRECIATION FOR
                      INDIVIDUAL GRANTS                                                OPTIONS(1)
---------------------------------------------------------------------------------- -------------------
                                          % OF TOTAL
                            NUMBER OF     OPTION/SARS   EXERCISE OR
                            SECURITIES    GRANTED TO      BASE
                            UNDERLYING    EMPLOYEES      PRICE
                             OPTIONS/         IN          PER         EXPIRATION
NAME                       SARS GRANTED  FISCAL YEAR     SHARE           DATE          5%         10%
----                       ------------  ------------- -----------   ------------   --------  ---------
Peter M. Martin..........     50,000         10.6%       $20.06        10/20/09     $50,000   $100,000

Gary N. Geisel...........     25,000          5.3         20.06        10/20/09      25,000     50,000

John F. Novak............     25,000          5.3         20.06        10/20/09      25,000     50,000

Richard J. Oppitz........     25,000          5.3         20.06        10/20/09      25,000     50,000

Dennis A. Starliper......      6,000          1.3         20.06        10/20/09       6,000     12,000

James R. Wallis..........     15,000          3.2         20.06          N/A           N/A       N/A(2)

(1) The fair market value on the date of grant was $20.06. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.
(2) These options were not exercised within thirty (30) days of Mr. Wallis' leaving his employment with Bankshares. Therefore, consistent with the terms of the Stock Option Plan, these options have been cancelled.

STOCK OPTION EXERCISES AND HOLDINGS

      The following table reflects all stock option exercises by the Named Executive Officers during 1999 and includes the number of shares covered by all remaining unexercised stock options as of December 31, 1999. Also reported are the values for "in-the-money" options which represent the difference between the exercise price of any such remaining unexercised options and the year-end market price of the common stock.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE


                                    SHARES
                                   ACQUIRED                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                      ON        VALUE       UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                  EXERCISE(#) REALIZED($)   OPTIONS/SARS AT FY-END(#)      AT FY-END ($)(1)
                                  ------------------------ --------------------------  --------------------------
          NAME                                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------- ---------- ------------- -----------  -------------  -----------  -------------
Peter M. Martin.................  20,000     $365,725        80,717       160,611     $631,719        $566,957
Chairman of the Board,
President and Chief Executive
Officer

Gary N. Geisel..................      --          N/A        40,793        33,820       13,892              --
Group Manager, Community
Banking

John F. Novak...................      --          N/A        25,358        33,820           --              --
Group Manager, Consumer
Banking

Richard J. Oppitz...............      --          N/A        26,573        33,820       11,105              --
Group Manager, Commercial
Banking

Dennis A. Starliper.............      --          N/A        18,807        10,411      189,555              --
Group Manager, Chief
Financial Officer
--------------------------------
(1)The closing price of the common stock on December 31, 1999 was $17.31.

PENSION PLANS

      The following table sets forth the estimated annual pension benefits payable to a participant at normal retirement age (age 65) under the Bank's Pension Plan and its Supplemental Plan, based on both the remuneration that is covered under such plans and years of service with Bankshares and its subsidiaries.


                                        YEARS OF SERVICE
                  ------------------------------------------------------------
 REMUNERATION        15          20           25          30            35
---------------   ---------   ---------   ----------  -----------    ---------

    125,000          26,250      35,000       43,750       43,750       43,750
    150,000          31,500      42,000       52,500       52,500       52,500
    175,000          36,750      49,000       61,250       61,250       61,250
    200,000          42,000      56,000       70,000       70,000       70,000
    225,000          47,250      63,000       78,750       78,750       78,750
    250,000          52,500      70,000       87,500       87,500       87,500
    275,000          57,750      77,000       96,250       96,250       96,250
    300,000          63,000      84,000      105,000      105,000      105,000
    325,000          68,250      91,000      113,750      113,750      113,750
    350,000          73,500      98,000      122,500      122,500      122,500
    375,000          78,750     105,000      131,250      131,250      131,250
    400,000          84,000     112,000      140,000      140,000      140,000
    425,000          89,250     119,000      148,750      148,750      148,750
    450,000          94,500     126,000      157,500      157,500      157,500


      The following table sets forth the respective years of service credited for Pension Plan purposes as of December 31, 1999, and the estimated years of service at the respective normal retirement dates for the Named Executive Officers.


                          YEARS OF SERVICE      YEARS OF SERVICE
         NAME                AT 12/31/99      AT NORMAL RETIREMENT
-----------------------   -----------------  ----------------------

Peter M. Martin........          9.8                13.4
Gary N. Geisel.........          2.9                16.6
John F. Novak..........          8.5                19.7
Richard J. Oppitz......          6.8                18.8
Dennis A. Starliper....         14.5                26.5


      The Pension Plan Table reflects the annual benefit payable at the executive's 65th birthday in the form of an annuity for the executive's life with a 15-year guarantee in favor of the executive's spouse. Under this form, should the executive die within 15 years after the benefits start, the executive's surviving spouse, if any, will continue to receive the same pension benefits until the end of that 15-year period.

      The Pension Plan Table reflects the maximum benefit payable under the Provident Bank of Maryland Pension Plan, a tax-qualified funded plan and certain Supplemental Retirement Income Agreements providing 50% of the excess (unfunded benefits). The benefits reflected in the Table are offset or reduced by 100% of the executive's estimated primary Social Security benefit.

      Bankshares maintains the Supplemental Executive Retirement Income Plan for certain executive officers which will pay 50% of the difference between 70% of final pay and the amounts paid by the pension plan and Social Security benefits, except in the case of Mr. Stearn, the former Chairman of the Board and Chief Executive Officer, where Bankshares will pay 100% of the difference prior to December 31, 1999 and 67% for payments made thereafter. Compensation used in calculating the annual normal retirement benefit amounts reflected in the Pension Plan Table is the executive's highest rate of base annual salary, reported in the third column of the Summary Compensation Table, and does not include bonuses or other amounts reported in any of the remaining columns of the Summary Compensation Table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Francis G. Riggs is a director of Bankshares and the Bank, and a member of the Compensation Committee. Mr. Riggs is Executive Vice President and a director of Riggs, Counselman, Michaels & Downes, Inc. From January l to December 31, 1999, the Bank paid Riggs, Counselman, Michaels & Downes, Inc. $580,726 for premiums related to insurance services.

PERFORMANCE GRAPH

      The SEC requires that Bankshares include in this proxy statement a line-graph comparing cumulative stockholder returns as of December 31 for each of the last five years among the common stock, a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by Bankshares, assuming in each case both an initial $100 investment and reinvestment of dividends. Consistent with past practice, the Board of Directors has selected the Nasdaq Market Index as the relevant broad market index because prices for the common stock are quoted on Nasdaq National Market. Additionally, the Board of Directors has selected the Middle Atlantic Banks Index as the relevant industry standard because such index consists of financial institutions which are headquartered in the mid-Atlantic region and the Board believes that such institutions generally possess assets, liabilities and operations more similar to those of Bankshares and its subsidiaries than other publicly-available indices.


                        [PERFORMANCE GRAPH APPEARS HERE]


                                                    Summary


                                         12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                         --------   --------   --------   --------   --------   --------
Provident Bankshares Corporation          100.00     145.62     196.94     346.10     288.27     216.17
Middle Atlantic Bank Index                100.00     147.17     196.61     320.65     352.96     279.30
Nasdaq Market Index                       100.00     129.71     161.18     197.16     278.08     490.46


Notes:
  A.  The lines represent yearly index levels derived from compounded daily returns that include all dividends.
  B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C.  If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D.  The index level for all series was set to $100.00 for 1994.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Bankshares' executive officers and directors, and persons who own more than 10% of any registered class of Bankshares' equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish Bankshares with copies of all Section 16(a) reports they file.

      Based solely on its review of the copies of the reports its has received and written representations provided to Bankshares from the individuals required to file the reports, Bankshares believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Bankshares common stock during the fiscal year ended December 1999.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

      Periodically, the Bank may engage in lending transactions in the ordinary course of business with its officers and directors, as well as entities associated with such persons. Such transactions are made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to such persons do not involve more than the normal risk of collectibility or present other unfavorable features.

                     PROPOSAL 2. TO APPROVE THE SELECTION OF
                     INDEPENDENT AUDITORS FOR THE YEAR 2000

      The Board of Directors of Bankshares has appointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for Bankshares for the year 2000, subject to the approval of the stockholders. PricewaterhouseCoopers LLP, which has served as independent auditors for Bankshares and the Bank since 1990, has advised Bankshares that neither the firm nor any of its partners or associates has any direct financial interest in or any connection with Bankshares or any of its subsidiaries other than as independent auditors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The Board of Directors seeks stockholder approval of its selection of PricewaterhouseCoopers LLP as its independent auditors to Bankshares for the year 2000.

      The Board of Directors recommends a vote FOR this Proposal. Proxies will be voted FOR this Proposal unless otherwise instructed by the persons giving the proxy.

                        PROPOSAL 3. STOCKHOLDER PROPOSAL

      Mid-Atlantic Investors submitted the proposal set forth below, which may be presented for a vote at the meeting. The proposal is required to be included in the Proxy Statement by the rules of the Securities and Exchange Commission and is not endorsed by the Board of Directors nor is the Board of Directors responsible in any way for the contents of the proposal or the accompanying statement. The Board of Directors recommends a vote AGAINST approval of Proposal
3. The address and shareholdings of the proponent will be furnished upon request to the Secretary of Bankshares.

The proposal is as follows:

      RESOLVED, that the stockholders hereby inform the board of directors that it is the desire of the stockholders that the board of directors immediately take the necessary steps to achieve a sale, merger or other acquisition of Provident Bankshares Corporation on terms that will maximize stockholder value as promptly as possible.

The Stockholder's supporting statement is as follows:

      Mid-Atlantic wants the board of directors to take the necessary steps to have Provident bought by another company because we believe that is the only way for stockholders to receive the greatest value for their Provident stock. Mid-Atlantic believes that selling Provident will result in:

      o   An immediate increase in market value of Provident stock;
      o   A probable increase in dividend income; and
      o   Improved growth potential for stockholder value.

Of course, none of these results can be guaranteed but the recent history of mergers of financial institutions indicates that such results are possible Merger with a larger more geographically diverse financial institution would also reduce the risk to stockholders of being dependent on the economy of a relatively small geographic area.

      The value of Provident to its stockholders is measured by the market value of Provident stock. Provident stock has not performed well recently. Even when management has managed to improve Provident's earnings, the improvement has not been mirrored in the stock price. Neither has management's practice of raising dividends slightly each quarter caused the value of the stock to increase significantly.

      Other financial institutions that are regarded as potential acquirors of Provident enjoy substantially higher price to earnings ratios than does Provident. They operate more efficiently than Provident. They represent an opportunity for Provident stockholders to upgrade to a higher quality stock.

      Mid-Atlantic believes that the time to find a merger partner is now. Continuing consolidation of financial institutions is reducing the number of potential acquirors. Pending and recent regulatory changes could further limit the number of interested acquirors or reduce the prices they will pay. Waiting also deprives stockholders of the opportunity to benefit from the growth of an acquiror which is probably more robust than Provident's.

      Many of the potential acquirors of Provident will not aggressively pursue an acquisition of Provident unless Provident's management expresses some interest in being acquired. So far, management of Provident appears not to be interested in being acquired. The purpose of our proposal is to tell management that the stockholders want management to seek out opportunities for Provident to be acquired in a way that will maximize the value of owning Provident stock.

      This is your opportunity to express your opinion. Mid-Atlantic urges you to VOTE YES on this proposal.


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



                 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                       THAT THE STOCKHOLDERS VOTE AGAINST
               STOCKHOLDER PROPOSAL #3 FOR THE FOLLOWING REASONS:

      The Bankshares Board of Directors strongly believes that adoption of this proposal would not be in the best interests of the stockholders of Bankshares. The Board of Directors is committed to maximizing long-term stockholder value in accordance with its fiduciary duties and believes that this resolution would undermine the ability of the Board to fulfill such duties.

      The Board believes that its current business strategy is enhancing long-term stockholder value. The Company has established a strong competitive position in the Baltimore-Washington corridor. This position and the strength of its past and present financial performance are testament to the success of the Company's corporate and expansion strategies. Over the last year, Bankshares produced double digit earnings growth of 13.1% and growth in earnings per share of 13.6%. Return on common equity grew to 14.6% and average loans increased 13.1%. Non interest income increased 14.8%. Simultaneously, the Company improved its operating efficiency. Bankshares itself invested in the Board's business strategy by repurchasing 168,100 shares of stock under the current buyback plan. While the market price does not reflect these results, we believe that this is attributable to overall market conditions. We recognize that the market price of Bankshares stock has declined. That decline, however, occurred in a market in which the stock prices of many of our peer banking organizations also declined.


      The Board believes that it would be very unfortunate for stockholders if Bankshares sacrificed its long-term business strategy for pursuit of a short-term gain that may or may not be obtainable, given current market conditions. The Board notes that in a number of recent mergers, the stock of the acquiring bank has declined sharply upon announcement of the merger. The Board also notes that intergration and other difficulties have led to severe declines in the prices of stocks of a number of acquirors. Nevertheless, the Board regularly reviews, with the assistance of outside advisors, including its investment banker, its strategic focus and regularly considers strategic actions that may be taken to maximize long-term stockholder value. The Board has been and will continue to be open to the full range of strategic options which may allow Bankshares' stockholders to realize the intrinsic long-term value of Bankshares. Bankshares has not adopted a "just say no" policy.

      The Board is concerned that the adoption of this proposal could undermine Bankshares, and would thus be detrimental to the financial interests of Bankshares and its stockholders. Although the non-binding proposal does not require the Board to take any action, the Board believes that its adoption would result in uncertainty regarding Bankshares' future that would adversely affect its ability to retain and attract customers and its ability to retain and attract personnel, as well as its ability to enter into arrangements or alliances with third parties.

      The Board of Directors also believes that the adoption of this proposal could adversely affect its ability to affect a strategic merger or sale of Bankshares on the most favorable terms possible to stockholders if such a course of action were determined to be appropriate. A company's decision to pursue a strategic transaction involves consideration of a set of complex factors including the evaluation of the economic prospects of the company and the impact of market and industry conditions on the timing of the transaction. The resolution appears to urge immediate action on the part of the Board. Given the current trading range of Bankshares' common stock and its strong growth prospects, the Board believes it is not likely that immediate action will constitute the most probable avenue by which the stockholders may realize the intrinsic long-term value of Bankshares.

                                  OTHER MATTERS

      The Board of Directors is not aware of any other matter to be presented for action at the meeting, other than the matters previously set forth in this Proxy Statement.

      If any other business is properly brought before this meeting, the persons named in the proxy form attached to this Proxy Statement will vote such proxy in accordance with their best judgment concerning such business.

                                VOTING PROCEDURES

      As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Bankshares' Bylaws, directors are elected by a majority of the votes present, without regard to either; (i) broker non-votes; or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

      As to the ratification of PricewaterhouseCoopers LLP as independent auditors of Bankshares and the stockholder proposal, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on such item. Action on such matters are determined by a majority of the votes cast at a meeting at which a quorum is present, without regard to either (i) broker non-votes or (ii) proxies marked "ABSTAIN" as to that matter.

      Stockholder votes are tabulated manually by Bankshares. Proxies received by Bankshares, if such proxies are properly executed and delivered, will be voted in accordance with the voting specifications made on such proxies. Proxies received by Bankshares on which no voting specification has been made by the stockholder will be voted as described in this Proxy Statement. Stockholders who execute and deliver proxies retain the right to revoke them by notice in writing delivered to Bankshares' Secretary at any time before such proxies are voted. Under applicable Maryland corporate law and the Articles of Incorporation and Bylaws of Bankshares, proxies received by Bankshares specifying an abstention as to a proposal will cause the shares so represented to be counted toward a quorum, but not counted as voting for such proposal. To the extent holders or brokers having the right to vote shares do not attend the meeting or return a proxy, such shares will not count toward a quorum and, if a quorum is otherwise achieved, will have no effect on the vote of the proposals considered at the meeting.

                  STOCKHOLDER PROPOSALS -- 2001 ANNUAL MEETING

      To be eligible under the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) for inclusion in Bankshares' proxy statement and form of proxy card, and for presentation at Bankshares' 2001 Annual Meeting, currently scheduled to be held on April 18, 2001, a proposal of a stockholder must be received by Bankshares at 114 East Lexington Street, Baltimore, Maryland 21202 prior to November 7, 2000. For a shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Bankshares' 2001 Annual Meeting, timely notice thereof must be received by Bankshares by January 19, 2001 in the manner and form required by Bankshares'

Bylaws. In order to curtail controversy as to compliance with these requirements, stockholders are urged to submit proposals to the Secretary of Bankshares by Certified Mail/Return Receipt Requested. If the date of the 2001 Annual Meeting shall change, such deadlines would also change.

                                 ANNUAL REPORTS

      Bankshares' 1999 Annual Report to Stockholders and Annual Report on Form 10-K accompany this Proxy Statement. Copies of the reports may be obtained upon written request to the Secretary of Bankshares, 114 East Lexington Street, Baltimore, Maryland 21202, and will be available at the Annual Meeting.

                                    By Order of the Board of Directors

                                    /s/ Peter M. Martin

                                    PETER M. MARTIN
                                    Chairman of the Board, President
                                      and Chief Executive Officer


Baltimore, Maryland
March 6, 2000

                                  [DETACH HERE]





                                      PROXY

                        PROVIDENT BANKSHARES CORPORATION

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 19, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Dennis A. Starliper and Robert L. Davis, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Provident Bankshares Corporation to be held at Provident's Headquarters Building, Tenth Floor 114 E. Lexington Street, Baltimore, Maryland 21202 on April 19, 2000 and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.


 SEE REVERSE                                                         SEE REVERSE
    SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

                                  [DETACH HERE]

/ X /  PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE.

       THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF CONTRARY DIRECTIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED BELOW, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 & 2.

       1.  Election of Directors.
           NOMINEES: Dr. Calvin W. Burnett; Pierce B. Dunn; Mark K. Joseph; Peter M. Martin and Sheila K. Riggs

                   FOR       WITHHELD
                  /___/       /___/


       /___/ ______________________________________
             For all nominees except as noted above

       2.  To ratify the selection of               FOR     AGAINST   ABSTAIN
           PricewaterhouseCoopers LLP as the
           independent auditors of the Company      /___/    /___/     /___/
           for the fiscal year 2000.

       3.  YOUR BOARD OF DIRECTORS RECOMMENDS       FOR     AGAINST   ABSTAIN
           A VOTE AGAINST PROPOSAL 3.               /___/    /___/     /___/
           Stockholder Proposal to inform the
           Board of Directors of the Stockholders
           desire to achieve a sale, merger or
           acquisition.

       In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting and all adjournments and postponements thereof.

       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     /___/

       Please sign exactly as your name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.


Signature: _________________ Date: _______ Signature: ____________ Date: _______